Exhibit (m)(8)(i)
GMO
AMENDMENT TO OPERATING AGREEMENT
     This Amendment (“Amendment”) is made as of March 10, 2010, by and between Charles Schwab & Co., Inc. (“Schwab”), a California corporation, and each registered investment company (“Fund Company”) executing this Amendment on its own behalf and on behalf of each of its series or classes of shares (“Fund(s)”) listed on Schedule I hereto, and amends the Operating Agreement between the parties, made as of April 19, 2000, as amended thereafter (“Operating Agreement”). All capitalized terms used in the Amendment and not defined herein shall have the meaning ascribed to them in the Operating Agreement.
     WHEREAS, the parties wish to amend Schedule I to the Operating Agreement; and
     WHEREAS, the parties wish to amend Schedule II to the Operating Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:
     1. Schedule I to the Operating Agreement shall be deleted in its entirety and the Schedule I attached hereto shall be inserted in lieu thereof.
     2. Schedule II to the Operating Agreement is deleted in its entirety and the Schedule II attached hereto shall be inserted in lieu thereof.
     3. Declaration of Trust. A copy of the Declaration of Trust as amended from time to time of the Fund Company is on file with the Secretary of State of The Commonwealth of Massachusetts. Schwab acknowledges that the obligations of or arising out of this instrument are not binding upon any of the Fund Company’s trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Fund Company in accordance with its proportionate interest hereunder. If this instrument is executed by the Fund Company on behalf of one or more Fund, Schwab further acknowledges that the assets and liabilities of each Fund are separate and distinct and that the obligations of or arising out of this instrument are binding solely upon the assets or property of the Fund on whose behalf the Fund Company has executed this instrument. If the Fund Company has executed this instrument on behalf of more than one Fund, Schwab also agrees that the obligations of each Fund hereunder shall be several and not joint, in accordance with its proportionate interest hereunder.
     4. Except as specifically set forth herein, all other provisions of the Operating Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, this Agreement has been executed by a duly authorized representative of the parties hereto.

SCHWAB Required Signature		FUND COMPANY Required Signatures

CHARLES SCHWAB & CO., INC.		GMO TRUST, on its own behalf and on behalf of each Fund listed on Schedule I hereto

By:	/s/ Doug Hanson	By:	/s/ Jason Harrison

	Doug Hanson		Name: Jason Harrison
	Vice President		Title: Clerk

IMS Third Party Products

Date:	3/23/10	Date:	3/15/10

SCHEDULE I TO THE OPERATING AGREEMENT
•Additions and/or changes are noted in BOLD•

		Share	No-	Purchase	PPMF	Minimum	Effective
Fund Company	Fund	Class	load	Availability	($)	Waived	Date
GMO Trust	GMO Emerging Countries Fund	Class III		None	$20	YES	5/31/02
GMO Trust	GMO Emerging Markets Fund	Class III		None	—	—	4/19/00
GMO Trust	GMO Foreign Fund	Class II	*	None	—	—	4/19/00
GMO Trust	GMO International Intrinsic Value Fund	Class III		(1)	$20	NO	4/19/00
GMO Trust	GMO Quality Fund	Class III	*	(2)	$20	YES	3/10/10

*	Indicates that Fund has no sales charge, as that term is defined in Rule 2830, and, if such Fund has a distribution or shareholder servicing plan maintained or adopted pursuant to Rule 12b-1 under the 1940 Act (“Rule 12b-1 Plan”), such Fund’s Rule 12b-1 Plan does not exceed 25 basis points per annum.

None	Indicates that Fund shares can only be custodied and redeemed through the Account(s) and that Schwab will not place purchases of Fund shares under this Agreement.

(1)	Indicates that Fund can be made available for purchase to customers of Kaspick and Company LLC.

(2)	Indicates that Fund can be made available for purchase to customers of Prodigy Asset Management, LLC.

SCHEDULE II
TO THE OPERATING AGREEMENT
     1. Establishment Fee. The Establishment Fee for the Account(s) for each trading symbol established on Schwab’s system (“Symbol”) with respect to any Fund (i) that is effective under this Agreement and that is effective under a services agreement with Schwab (“Services Agreement”) shall be $1,000, or (ii) that is effective under this Agreement and is not effective under a Services Agreement shall be $2,000. Schwab shall not be entitled to the Establishment Fee for any Symbol that is established solely for the purpose of billing a new or different fee rate for the Fund, as may be set forth in a Services Agreement with Schwab. The Establishment Fee for each Fund shall be paid prior to establishment of the Account(s) for such Fund.
     2. Per Position Maintenance Fees.
          a. The Per Position Maintenance Fee (“PPMF”) shall be as set forth on Schedule I for administrative services performed with respect to the Account(s) for a Fund for each brokerage account on Schwab’s records that holds one or more shares of the Fund (each a “Position”). Notwithstanding the foregoing, any Fund that is open for purchase through the MFMP to new investors will be charged a minimum PPMF of $7,500 per quarter regardless of the number of Positions, even if such number is zero, unless a waiver of such minimum PPMF is noted on Schedule I.
          b. Notwithstanding the foregoing, for any quarter in which a Position contains any shares that were included in the calculation of the Fee under the Services Agreement during such quarter, the PPMF for such Position will be waived. In addition, the PPMF will be waived for any Fund for any quarter such Fund is no longer available for purchase by MFMP investors pursuant to this Agreement on the last Business Day (defined herein as any day on which the New York Stock Exchange is open for trading) of such quarter.
          c. The PPMF will be calculated quarterly by multiplying the number of Positions (other than those excluded under Section 2.b. of this Schedule) in the Account(s) on the last Business Day of such quarter by one quarter (1/4) of the PPMF rate as set forth on Schedule I. The amount billed to each Fund for a quarter shall be the product of such calculation or, if applicable, $7,500, whichever is greater. As soon as practicable after the end of the quarter, Schwab shall provide to Fund Company an invoice for the amount of the PPMF due for each Fund. In the calculation of the PPMF, Schwab’s records shall govern unless an error can be shown in the rate used in such calculation.
          d. The PPMF is due and payable upon receipt of the invoice setting forth such Fee. Payment shall be made by wire transfer. Such wire transfer shall be separate from wire transfers of redemption proceeds or distributions under this Agreement.

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